                                                                    EXHIBIT 10.1


                   EXECUTIVE SEPARATION AGREEMENT AND RELEASE

         THIS EXECUTIVE SEPARATION AGREEMENT AND RELEASE (the "AGREEMENT") is made and entered into effective as of July 22, 2003 (the "EFFECTIVE DATE") by and between INSITUFORM TECHNOLOGIES, INC., a Delaware corporation ("EMPLOYER"), and Anthony W. Hooper ("EXECUTIVE").

                              PRELIMINARY STATEMENT

         A. Executive's employment with Employer terminated as of the Effective Date.

         B. Without any admission as to fault, liability or wrongdoing, and in order to provide for a smooth transition in leadership of Employer and to avoid the time, distractions and resource expenditures potentially associated with an involuntary departure, Employer and Executive desire to resolve all matters relating to or arising out of Executive's employment by Employer and Executive's termination of employment with Employer on the terms described below.

         C. Executive is being provided a period of twenty-one (21) days from the date that he receives this Agreement (the "ACCEPTANCE DATE") (which will be August 11, 2003 because Executive is being provided this Agreement on July 21,
2003), to consider the meaning and effect of this Agreement prior to finally accepting this Agreement. Executive has been (and hereby is) advised in writing to consult with an attorney prior to finally accepting this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. RESIGNATION AS EXECUTIVE OFFICER AND DIRECTOR; EMPLOYMENT TERMINATION. Executive voluntarily resigns all of his executive officer positions and offices with Employer and any of its subsidiaries and plans as of the Effective Date. Executive also resigns, as of the Effective Date, his position as a director of Employer and as a director (or similar position) of any of its subsidiaries or affiliates. These resignations are effected by means of a separate resignation letter in the form attached to this Agreement as Exhibit A, signed and delivered by Executive and accepted by the Board of Directors. The employment of Executive by Employer, in any capacity whatsoever, ceases as of the Effective Date, except under terms and conditions as specifically approved by the Board of Directors and set forth in a separate letter between Executive and Employer. Executive's status as an executive officer and director of Employer, and the accompanying obligations imposed upon executive officers and directors of public companies by applicable law, regulation, contract and internal company policy also cease as of the Effective Date. Any and all right or authority of Executive to act as an agent of Employer, in any manner whatsoever, terminates on the Effective Date. Employer will pay Executive as soon as practicable after the Effective Date for all accrued but unpaid compensation due Executive as well as any accrued but unused vacation time, which is agreed to be 4 weeks, as of the Effective Date.

         2. REVOCATION OF ACCEPTANCE. Executive has the right to consult with an attorney or attorneys of his choice concerning this Agreement and has been advised in writing of his right to do so. Executive has until the Acceptance Date to accept this Agreement unless Employer elects to rescind the Agreement before such acceptance. Executive may accept this Agreement by delivering this Agreement, executed by Executive as required, to the Corporate Secretary of Employer (or the Corporate Secretary's designee) within such twenty-one day (21) period after delivery of this Agreement to Executive. Executive also has a period of seven (7) days from the date Executive delivers a signed copy of this Agreement to Employer to revoke his acceptance of this Agreement. For Executive to revoke his acceptance of this Agreement, he must notify the Board of Directors, through written notice delivered to the Corporate Secretary prior to the close of business on the seventh day after delivery of the signed Agreement, of his




                                       1           Executive Initials: /s/
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decision to revoke his acceptance. If Executive does not accept this Agreement prior to the Acceptance Date or revokes his acceptance prior to the close of business on the seventh day after delivering a signed copy of the Agreement to Employer, the payments described in this Agreement and the benefits agreed upon will not be paid or provided and this Agreement shall be null, void and of no force or effect with respect to either Executive or Employer. In the event of a failure by Executive to timely accept this Agreement or upon a timely revocation of acceptance of this Agreement, the resignation of Executive from his positions as an executive officer and director of Employer and its subsidiaries and affiliates as contemplated in Section 1 will not be revoked and will remain in full force and effect, but Executive will be entitled to receive solely those payments and benefits due to him under that certain employment letter dated July 15, 1998 by and between Executive and Employer (the "Employment Letter") for a termination of employment without cause. If Executive delivers a signed copy of this Agreement to Employer and does not timely revoke his acceptance of this Agreement, the terms and conditions of this Agreement will control with respect to the matters contained herein.

         3. SEPARATION PAYMENTS AND BENEFITS. In consideration for the resignation of Executive from all executive officer positions and directorships with Employer and its subsidiaries and the other representations, warranties, covenants and agreements made by Executive and contained in this Agreement, Employer shall pay the following amounts and provide the following benefits (the "SEPARATION PAYMENTS AND BENEFITS") under the terms and conditions stated in this Agreement:

                  (a) REGULAR CASH SEVERANCE PAYMENTS. Employer agrees to pay Executive an aggregate sum of One Million Fifty-Eight Thousand Seven Hundred Thirteen Dollars and No/100 Cents ($1,058,713.00) in cash in thirty-six (36) consecutive installments (the "REGULAR CASH SEVERANCE PAYMENTS") of Twenty-Nine Thousand Three Hundred Eighty-Nine Dollars and 25/100 Cents ($29,389.25). The Regular Cash Severance Payments will be payable on the regularly scheduled pay date under Employer's normal payroll practices starting with the first regular payday after all conditions to effectiveness of this Agreement are satisfied and the seven-day revocation period expires without Executive revoking his acceptance of this Agreement.

                  (b) CONTINUATION OF HEALTH, DENTAL, LIFE AND DISABILITY BENEFITS AND AUTOMOBILE ALLOWANCE. Employer agrees to continue to provide Executive with health, dental, life and disability benefits equivalent to Executive's current benefits for Executive and his eligible family members (the "WELFARE BENEFITS") and a car allowance in the amount of Nine Hundred Eighty-Five Dollars and No/100 Cents ($985.00) (the "CAR ALLOWANCE"), for either a period of eighteen (18) months after the Effective Date or upon Executive's full-time employment with another employer and qualification as an employee for coverage under another group health insurance plan, whichever occurs first. During such continuation period, Employer shall be responsible to pay the same portion of the Welfare Benefits as Employer had been responsible to pay prior to the Effective Date. If Executive chooses to continue his health and medical benefits under COBRA after Employer is no longer required to pay for such benefits in accordance with this subsection, Executive will be responsible for the payment of such benefits for the remainder of the period required under COBRA. Unless otherwise modified in a separate letter on continued employment of Executive by Employer, Executive agrees that the qualifying event for electing to continue Executive's health and medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") is the date on which Executive no longer holds any position with Employer or any of its subsidiaries. Executive shall not be entitled to continue his participation in any other benefits generally available to employees of Employer, including any 401(k) plan, cash incentive or bonus plans, stock-based incentive plans or the like. The Effective Date shall be the trigger date for any 401(k) plan or deferred compensation rollovers or distributions.

                  (c) EXERCISABILITY OF STOCK OPTIONS; UNVESTED STOCK AWARDS FORFEITED. Any vested options that Executive holds unexercised on the Effective Date will remain exercisable until July 22, 2004, but any options or other stock awards that are unvested on the Effective Date will be cancelled and forfeited




                                       1           Executive Initials: /s/
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by Executive to Employer. Executive acknowledges and agrees that he will remain subject to Employer's insider trading policy, which includes compliance with all blackout periods.

                  (d) REPAYMENT TERMS ON PERSONAL LOAN. That certain loan (the "PERSONAL LOAN") from Employer to Executive in the original principal amount of Two Hundred Thousand Dollars and No/00 Cents ($200,000.00) shall be due and payable by Executive to Employer in eleven (11) monthly installments of One Thousand Seventy-Three Dollars and 64/00 Cents ($1,073.64) (with such amount determined on the basis of a thirty-year amortization of the full principal amount assuming regular monthly payments and 5% per annum interest rate (prime rate plus 1%) and a final balloon payment of One Hundred Ninety-Eight Thousand One Hundred Twenty-Two Dollars and 96/00 Cents ($198,122.96), the balance of the principal plus accrued but unpaid interest on the first anniversary of the Effective Date. The first eleven (11) monthly payments due from Executive under the Personal Loan will be directly offset from the Special Cash Severance Payments (as such term is defined in Section 3(e)). All required payments under the Personal Loan, unless otherwise paid by Executive on a timely basis, can be directly offset from any of the Cash Severance Payments (as that term is defined in Section 3(e)). Executive irrevocably authorizes Employer to make all such offsets from these payments due from Employer to Executive.

                  (e) SPECIAL CASH SEVERANCE PAYMENTS. In consideration for Executives continued performance of all of his covenants, agreements and obligations under this Agreement, Employer shall pay Executive an additional cash payment (the "SPECIAL CASH SEVERANCE PAYMENT" and, collectively with the Regular Cash Severance Payment, the "CASH SEVERANCE PAYMENTS") equal to Seventy Five Thousand Dollars and No/00 Cents ($75,000.00), payable in cash in 12 consecutive monthly installments of Six Thousand Two Hundred Fifty Dollars and No/00 Cents ($6,250.00). The first eleven (11) of the Special Cash Severance Payments will be directly offset by the monthly payments of One Thousand Seventy-Three Dollars and 64/00 Cents ($1,073.64), for a net monthly payment to Executive of Five Thousand One Hundred Seventy-Six Dollars and 36/00 Cents ($5,176.36).

                  (f) GENERAL. All Separation Payments and Benefits shall be paid or provided subject to any applicable federal, state and local income tax or other appropriate withholding requirements as well as the right of Employer to directly offset any amounts owed by Executive to Employer, including the Personal Loan as set forth in Section 3(d). Further, the Separation Payments and Benefits represent all of the compensation (including vacation and severance pay) to which Executive is, or may be, entitled by virtue of Executive's employment and separation from employment with Employer. This Section 3, however, shall have no force or effect if Executive revokes Executive's acceptance of this Agreement pursuant to Section 3 hereof.

         4. EXECUTIVE AGREEMENTS, REPRESENTATIONS AND RELEASES.

                  (a) PRIOR AGREEMENTS REGARDING SEVERANCE OR SEPARATION BENEFITS SUPERSEDED. In consideration for all of the Severance Payments and Benefits to be paid or received by Executive under this Agreement and subject to
Section 2, Executive agrees that any other agreement with respect to severance or separation payments between Executive and Employer, including the Employment Letter, is terminated as of the Effective Date of this Agreement and is superseded in its entirety by the terms of this Agreement in all respects. Executive will have no further rights, and Employer will have no further obligations, under the Employment Letter or any other such agreement

                  (b) REPRESENTATIONS. Executive represents and warrants to Employer that (i) Executive (A) has not filed any suit, action, claim, allegation or other proceeding at law or in equity, before any court, governmental agency, arbitration panel or other forum of any nature (an "ACTION") with respect to the matters released below or (B) will not prosecute, and will immediately dismiss with prejudice, any pending Action with respect to the matters released below; (ii) Executive has not assigned to any other person or entity any right(s) or claim(s) Executive may have against Employer; (iii) in deciding to execute this



                                       2           Executive Initials: /s/
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Agreement (A) no fact, evidence, event or transaction currently unknown to
Executive, but which may hereinafter become known to Executive, shall affect in any way or any manner the final or unconditional nature of this Agreement; (B) Executive's execution of this Agreement is a knowing and voluntary act on Executive's part and was not provided in connection with any exit incentive or other employment termination program offered to any group or class of employees;
(C) Executive has read and fully understands the terms of this Agreement, including the final and binding nature and effect of Executive's waiver of rights by execution of this Agreement and was advised in writing to consult with an attorney before signing the Agreement at the time Executive first received this Agreement; (D) Executive has been provided with a reasonable and adequate period of time (and at least twenty-one (21) days) to consider this Agreement and consult with his attorneys and advisors concerning this Agreement and has consulted with legal counsel as to the meaning of this Agreement and relied solely upon the judgment of Executive's legal counsel in determining to finally accept this Agreement; and (E) Executive has not been promised anything or provided any consideration for entering into this Agreement that is not specified in this Agreement. In addition, Executive hereby represents and warrants that, to the best of his knowledge, Executive has disclosed to Employer, either on or prior to the Effective Date, any material violation of federal, state, foreign or local criminal law or regulation that is applicable to Employer, any threatened or pending federal, state, foreign or local governmental criminal investigation against Employer and any practice or policy of Employer that may be unlawful under applicable federal, state, foreign or local criminal law.

                  (c) WAIVER AND RELEASE. Executive hereby releases, gives up and waives any and all rights or claims for liability Executive may now or in the future have against Employer, and its shareholders, directors, officers, employees, agents, affiliates, subsidiaries and predecessors in interest, together with their respective shareholders, directors, officers, employees, insurers and agents (collectively, "RELEASED PARTIES") in connection with, relating to or arising out of Executive's employment with Employer (or any Released Parties) or out of the termination of Executive's employment with Employer (or any Released Parties) or any promise, agreement, act, conduct or decision of any of the Released Parties. Further, EXECUTIVE HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY, RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES RELEASED PARTIES of and from any and all manner of claims, actions, charges, complaints, causes of action, suits, judgments, demands, injuries, damages and agreements whatsoever, whether in law or in equity, whether based on contract, statute, tort or strict liability, any alleged rights or claims arising under the National Labor Relations Act; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended (except for claims under Employer's 401(k) Profit Sharing
Plan); the Immigration Reform Control Act; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Missouri Human Rights Act; Missouri's Workers' Compensation Law; the Missouri Service Letter Statute; other alleged age discrimination or other employment discrimination, breach of express or implied contract, breach of the covenant of good faith and fair dealing, wrongful discharge, or any other alleged violation of federal, state, or local statutory or common law, whether or not now known or contemplated, which now exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur in connection with, relating to or arising out of Executive's employment with Employer (or any Released Parties) or out of the termination of Executive's employment with Employer (or any Released Parties). This is not, however, a release of any claims arising after this date or any right to vested benefits due Executive under Employer's 401(k) plan or group health or dental insurance plans based plans based upon service to and ending as of the Effective Date.

         Except with respect to obligations under this Agreement, under the Personal Loan or matters which the Employer would not be able to indemnify Executive, Employer hereby releases, gives up and waives any and all rights or claims for liability Employer may now or in the future have against Executive in connection with, relating to or arising out of Executive's employment with Employer. Further, except as excluded above, EMPLOYER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY, RELEASES, REMISES, ACQUITS



                                       3         Executive Initials: /s/ ______

AND FOREVER DISCHARGES EXECUTIVE of and from any and all manner of claims, actions, charges, complaints, causes of action, suits, judgments, demands, injuries, damages and agreements whatsoever, whether in law or in equity, whether based on contract, statute, tort or strict liability, whether or not now known or contemplated, which now exist or may hereafter arise from any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur in connection with, relating to or arising out of Executive's employment with Employer.

                  (d) NATURE OF RELEASE. It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known losses and damages but any future losses and damages not now known or anticipated but which may later develop or be discovered, including the effects and consequences thereof. It is further expressly understood and agreed that as against Executive this Agreement may be pleaded as a counterclaim to or as a defense in bar or abatement of any action taken by or on behalf of Executive. Executive agrees that neither this Agreement nor performance hereunder constitutes or should be construed as an admission by Employer or any of the Released Parties of any violation of any Employer policy, federal, state, foreign or local law, regulation, common law, or any breach of any contract or any other wrongdoing of any type, all of which are expressly denied.

         5. COVENANT NOT TO SUE; INDEMNIFICATION. Executive agrees not to enter into any suit, action or other proceeding at law or in equity (including administrative actions), or to prosecute further any existing suit or action that might presently exist, or to make any claim or demand of any kind or nature against any Released Party, in any such case asserting any claim released by Executive by Section 4 of this Agreement, other than an action against Employer to enforce Executive's rights set forth in this Agreement. If Executive enters into any such suit, action or other proceeding in violation of this Section 5, Executive shall (i) indemnify, defend and hold the Released Parties harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, action, suits, costs, expenses and disbursements (including attorneys' fees and expenses and court costs whether or not litigation is commenced and, if litigation is commenced, during all trial and appellate phases of such litigation) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against any Released Party in any way relating to, arising out of, connected with or resulting from such actions, including any of the matters released hereunder and (ii) immediately return the Separation Payments and Benefits (or the value thereof). Employer shall indemnify Executive to the full extent permitted by any applicable insurance or by Section 145 of the Delaware General Corporation Law, as amended from time to time, in connection with any action, suit or proceeding arising by reason of any acts taken or omissions to act occurring while Executive was an officer and director of Employer or any of its subsidiaries.

         6. CONFIDENTIALITY; NONSOLICITATION AND NONCOMPETITION.

                  (a) CONFIDENTIALITY. Executive acknowledges the competitive nature of the Employer's business and agrees and reaffirms that any information acquired by Executive regarding the Employer's business, its finances, costs, pricing, contracts, customers, prospects, plans, products, manufacturing methods, technology, personnel, directors and officers (whether or not such information is marked confidential) shall be considered the Employer's confidential information. In furtherance and not limitation of any prior agreements regarding confidentiality, Executive agrees not to disclose to anyone (other than Employer), or use for Executive's benefit or the benefit of any other person (other than Employer), any marketing documents or information, financial statements, reports, salary information, product cost or price information, technical information, financial information, manufacturing methods, technology, any information relating to customers, production, prospects, bids, proposals or sales or any other information acquired by Executive regarding Employer or its business, directors, officers, and employees (whether or not such information is marked confidential). Furthermore, Executive agrees to immediately return to Employer all Employer property and any



                                       4         Executive Initials: /s/ ______
information (including any copies thereof) which Executive has received, prepared or helped to prepare during the course of Executive's employment with Employer.

                  (b) NONSOLICITATION. In consideration of the Separation Payments and Benefits, and in furtherance and not limitation of any prior agreement between Executive and Employer with respect to nonsolicitation matters, Executive acknowledges and agrees that, from the Effective Date through July 22, 2004, Executive will not, directly or indirectly recruit any employee, sales representative, consultant or other personnel of Employer or any of its subsidiaries or affiliates (other than secretarial, custodial and clerical employees) to work for another company or business; nor will Executive assist anyone else in recruiting or hiring any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Employer to engage in a business activity in competition with Employer or any of its subsidiaries or affiliates. Executive acknowledges and agrees that, from the Effective Date through July 22, 2004, Executive will not directly or indirectly (i) solicit or encourage any person firm, corporation or other business entity to cease doing business, or reduce the level of business that could be done, with Employer or any of its subsidiaries or affiliates, or discuss doing so with any such person, firm, corporation or entity; or (ii) take away or procure for the benefit of any competitor of Employer or any of its subsidiaries or affiliates, any business of the type provided by or competitive with a product or service offered by Employer or any of its subsidiaries or affiliates.

                  (c) NONCOMPETE PERIOD. In consideration of the Separation Payments and Benefits, and in furtherance and not limitation of any prior agreement between Executive and Employer with respect to noncompete matters, Executive agrees that from the Effective Date through July 22, 2004, Executive will not act as a consultant, advisor, independent contractor, officer, manager, employee, principal, agent, director or trustee, or provide any services or advice to, of any corporation, partnership, limited liability company, association or other entity, or directly or indirectly own more than one percent (1%) of the outstanding equity of any such entity which is engaged in the business of rehabilitating, lining, relining, coating, constructing or reconstructing pipelines, sewers, conduits or passageways anywhere in the world; or otherwise engage in such business. Executive specifically agrees and acknowledges that Employer does business and will continue to seek and do business in the United States and internationally so the foregoing geographic scope is reasonable in light of current and presently anticipated operations of the Employer.

                  (d) EQUITABLE RELIEF. Executive acknowledges and agrees that
(i) any breach of this Agreement by Executive, including any breach of the terms of this Section 6, will cause Employer irreparable injury and damage, (ii) the provisions of this Agreement are necessarily of a special, unique and extraordinary nature and (iii) if Executive breaches any such provisions, Employer shall be entitled, in addition to any other remedies and damages Employer could recover as a result of any such breach, to obtain equitable relief, including restraining orders or injunctions, both temporary and permanent, in order to prevent future violation thereof by Executive or any person with whom Executive may be affiliated. Executive hereby waives the claim or defense that Employer has an adequate remedy at law and Executive shall not claim that an adequate remedy at law exists. Further, Executive waives any requirement for Employer to post a bond in connection with any action relating to this Agreement.

                  (e) SURVIVAL. The provisions of this Section 6 shall survive any termination of this Agreement.

         7. NONDISCLOSURE; NO DISPARAGING REMARKS; NO RE-APPLICATION. Executive agrees that the terms of this Agreement will not be discussed by Executive with, or otherwise disclosed by Executive to, any person other than Executive's attorney, including any present or former employee of Employer, its shareholders, affiliates, subsidiaries or predecessors in interest. Executive agrees that Executive will not disparage Employer. Executive agrees that a breach by Executive of the first or second sentence of this Section will cause harm and damage to Employer that is impossible, or very difficult, to estimate accurately as of the date of this Agreement. Accordingly, Executive agrees to pay to Employer, as liquidated damages




                                       5         Executive Initials: /s/ _______

(and not as a penalty), an amount equal to the Special Cash Severance Payments for any (and each) such breach. Executive further agrees, and hereby waives any right to challenge, that such liquidated damages amount (i) is a reasonable forecast of the probable damages resulting from such a breach, (ii) will provide just compensation for such a breach, and (iii) is not unreasonable or disproportionate to the amount of harm anticipated as the result of such breach. Executive agrees not to re-apply for any employment position with Employer without expressly and conspicuously listing this Agreement on any application for such re-employment. Further, Executive agrees that Employer shall not be required to give any consideration to such re-application.

         Employer agrees that Employer will not disparage Executive. For purposes of the foregoing, only statements made by Employer's directors, executive officers and human resource directors will be attributed to Employer. Employer agrees that a breach by Employer of the first or second sentence of this Section will cause harm and damage to Executive that is impossible, or very difficult, to estimate accurately as of the date of this Agreement. Accordingly, Employer agrees to pay to Executive, as liquidated damages (and not as a penalty), an amount equal to the Special Cash Severance Payments for any (and each) such breach. Employer further agrees, and hereby waives any right to challenge, that such liquidated damages amount (i) is a reasonable forecast of the probable damages resulting from such a breach, (ii) will provide just compensation for such a breach, and (iii) is not unreasonable or disproportionate to the amount of harm anticipated as the result of such breach.

         8. GENERAL PROVISIONS.

                  (a) ENTIRE AGREEMENT. This Agreement incorporates by this reference the Preliminary Statement hereto. Each party represents and warrants that any facts relating to such party that are contained in the Preliminary Statement are true. This Agreement and any agreement, instrument or document to be executed in connection herewith (as referenced herein) contain the parties' entire understanding and agreement with respect to the subject matter hereof (the termination of Executive's employment and directorship with Employer, the Severance Payments and Benefits and the release of any potential related claims). Any discussions, agreements, promises, representations, warranties or statements between the parties or their representatives (whether or not conflicting or inconsistent) that are not expressly contained or incorporated herein shall be null and void and are merged into this Agreement, except that any confidentiality agreement, noncompete agreement, invention assignment, stock option agreement or other agreement between Employer and Executive, expressly covering a party's rights after termination of employment, shall remain in full force and effect, in accordance with its terms, after the execution of this Agreement, except to the extent specified in this Agreement. In case of any conflict between Executive's rights under any such agreement and this Agreement, the terms of this Agreement will control.

                  (b) MODIFICATION, AMENDMENT AND WAIVER. Neither this Agreement, nor any part hereof, may be modified or amended orally, by trade usage or by course of conduct or dealing, but only by and pursuant to an instrument in writing duly executed and delivered by the party sought to be charged therewith. No covenant or condition of this Agreement can be waived, except by the written consent of the party entitled to receive the benefit thereof. Forbearance or indulgence by a party in any regard whatsoever shall not constitute a waiver of a covenant or condition to be performed by the other party to which the same may apply, and, until complete performance by such other party of such covenant or condition, the party entitled to receive the benefit thereof shall be entitled to invoke any remedy available to it under this Agreement, at law, in equity, by statute or otherwise, despite such forbearance or indulgence.

                  (c) SUCCESSORS, ASSIGNS AND THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, neither this Agreement nor any rights hereunder may be assigned or transferred, and no duties may be delegated, by any party hereto without the prior written consent




                                       6         Executive Initials: /s/ _______
of the other party hereto. Each affiliate of Employer (and their predecessors, successors and assigns) shall be a third party beneficiary of this Agreement, as if such affiliate was the "Employer" hereunder.

                  (d) CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against another party merely by virtue of the fact that this Agreement may have been physically prepared by such party, or such party's counsel, it being agreed that all parties, and their respective counsel, have mutually participated in the negotiation and preparation of this Agreement. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any person include such person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) "including" is not limiting; (v) "or" has the inclusive meaning represented by the phrase "and/or"; (vi) the words "hereof", "herein", "hereby", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified; (viii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) general or specific references to any law means such law as amended, modified, codified or re-enacted, in whole or in part, and in effect from time to time.

                  (e) GOVERNING LAW. All questions with respect to the formation and construction of this Agreement, and the rights and obligations of the parties hereto, shall be governed by and determined in accordance with the laws of the State of Missouri, which are applicable to agreements entered into and performed entirely within such State, without giving effect to the choice or conflicts of law provisions thereof.

                  (f) ATTORNEYS' FEES. In any suit or proceeding arising in connection with this Agreement, the prevailing party shall have the right to receive an award of the reasonable attorneys' fees and disbursements actually incurred by it in connection therewith. Each reference to attorneys' fees or attorneys' fees and disbursements in this Agreement shall include attorneys' and paralegal fees, and costs and disbursements, whether or not suit is brought (and, if suit is brought, during all trial and appellate phases of litigation).

                  (g) SEVERABILITY. If any Section (or part thereof) of this Agreement is found by a court of competent jurisdiction to be contrary to, prohibited by or invalid under any applicable law, such court may modify such Section (or part thereof) so, as modified, such Section (or part thereof) will be enforceable and will to the maximum extent possible comply with the apparent intent of the parties in drafting such Section (or part thereof). If no such modification is possible, such Section (or part thereof) shall be deemed omitted, without invalidating the remaining provisions hereof. No such modification or omission of a Section (or part thereof) shall in any way affect or impair such Section (or part thereof) in any other jurisdiction. If, in the sole judgement of Employer, a Section (or part thereof) of this Agreement is so modified or omitted in a manner which eliminates a substantial part of the benefit intended to be received by Employer hereunder, then Employer may rescind this Agreement and Executive shall immediately return to Employer any consideration paid hereunder.

                  (h) CAPTIONS. The captions, headings and titles of the various Sections of this Agreement are for convenience of reference only, and shall not be deemed or construed to limit or expand the substantive provisions of such Sections.

                  (i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement. A facsimile signature is as good as an original

                  [signature page next]


                                       7         Executive Initials: /s/ _______

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE:                                EMPLOYER:

                                          INSITUFORM TECHNOLOGIES, INC.,
         /s/ Anthony W. Hooper
------------------------------------      By:        /s/ Stephen P. Cortinovis
Print Name:     Anthony W. Hooper                -------------------------------
SSN:                                      Name:  Stephen P. Cortinovis
Address:                                  Title: Chairman of the Compensation
                                                 Committee of Board of Directors






                                       8           Executive Initials: _________

                                    EXHIBIT A

                           FORM OF RESIGNATION LETTER




July 22, 2003

Board of Directors
Insituform Technologies, Inc.
702 Spirit 40 Park Drive
Chesterfield, Missouri 63005
  Attention: Corporate Secretary

Gentlemen:

Effective immediately, I hereby resign as Chairman of the Board, Chief Executive Officer and director of Insituform Technologies, Inc. (the "Company"). I also resign, effective immediately, from all other offices and directorships (or similar positions) of the Company's subsidiaries and affiliates. In addition, I am terminating my employment with the Company and its subsidiaries and affiliates effective immediately. except to the extent that the Board of Directors and I agree to a continuing employment relationship with the Company in a separate letter.

I understand and specifically agree that if I choose to revoke my acceptance of that certain Executive Separation Agreement and Release (the "Separation Agreement") pursuant to the terms of Section 2 of that agreement, my resignation from my offices and directorships and the termination of my employment with the Company, its subsidiaries and affiliates will not be revoked and will remain in full force and effect. In the event of such a revocation of the Separation Agreement pursuant to the Section 2 thereof, the Company agrees to treat my termination of employment as a termination of employment by Employer without cause for all purposes, including determining the severance benefits payable to me under my employment letter dated July 15, 1998.

Very truly yours,



Anthony W. Hooper

APPROVED AND ACCEPTED:



----------------------------------
Stephen P. Cortinovis
Chairman, Compensation Committee





                                       9           Executive Initials: _________